THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) IN ACCORDANCE WITH RULE 903(B)(3)(III) (CATEGORY 3) OF REGULATION S UNDER THE SECURITIES ACT, AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF BMB MUNAI, INC. THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (I) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULES 904 AND 905 UNDER THE SECURITIES ACT AND, IF THE PROPOSED TRANSFER IS BEING MADE PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD, TO A NON-U.S. PERSON, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, (B) THE HOLDER WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THIS NOTE OR ANY COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND (C) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESTRICTIONS REFERRED TO IN (A) AND (B) ABOVE.

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No. 11

BMB MUNAI, INC.

5.0% CONVERTIBLE SENIOR NOTE DUE 2012

BMB Munai, Inc., a Nevada corporation (the “Issuer”, which term shall include any successor corporation under the Indenture referred to on the reverse hereof), promises to pay to LINDEN CAPITAL L.P., or registered assigns, the principal sum of Three Million U.S. Dollars (U.S. $3,000,000) on July 13, 2012.

Interest Payment Dates: January 13 and July 13, commencing January 13, 2008.

Record Dates: December 29 and June 28.

This Note is convertible as specified on the other side of this Note. Additional provisions of this Note are set forth on the other side of this Note.

[SIGNATURE PAGE FOLLOWS]

UK/1309140/10	C-2	246135/70-40262323

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated: September 19, 2007

BMB MUNAI, INC., as Issuer

By:
Name:
Title:

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK,

as Trustee

By:

Authorized Signatory

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[REVERSE SIDE OF NOTE]

BMB MUNAI, INC.

5.0% CONVERTIBLE SENIOR NOTE DUE 2012

Capitalized terms used but not defined herein shall have the respective means ascribed thereto in the Indenture referred to below.

1.	INTEREST

BMB Munai, Inc., a Nevada corporation (the “Issuer”, which term shall include any successor corporation under the Indenture hereinafter referred to), promises to pay interest on the principal amount of this Note at the rate of 5.0% per annum (the “Rate of Interest”). The Issuer shall pay interest semiannually on January 13 and July 13 of each year (each, an “Interest Payment Date”), commencing on January 13, 2008. The Notes shall bear interest from July 13, 2007 (the “Original Issue Date”) at the Rate of Interest payable in arrears on each Interest Payment Date. Subject as provided in Sections 11.4(d) and 11.4(e) of the Indenture, each Note will cease to bear interest from the due date for redemption; provided that if, upon due presentation of any Note on the due date for redemption, payment of principal is improperly withheld or refused, such Note will continue to bear interest at the Rate of Interest (both before and after judgment) until the Relevant Date.

The amount of interest (excluding Additional Interest, if any) payable on each Interest Payment Date shall be U.S. $2,500 in respect of each Note of U.S. $100,000 denomination. If interest is required to be paid in respect of a Note on any other date, it shall be calculated by applying the Rate of Interest to the principal amount of such Note, multiplying the product by the relevant Day Count Fraction and rounding the resulting figure to the nearest cent (half a cent being rounded upwards), where “Day Count Fraction” means, in respect of any period, the number of days in the relevant period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with twelve 30-day months).

2.	METHOD OF PAYMENT

Each payment of interest (including Additional Interest, if any) in respect of a Note will be made to the person shown as the Holder in the Register at the opening of business in the place of the Registrar’s Specified Office on the Interest Record Date immediately preceding the relevant Interest Payment Date. Where payment in respect of a Note is to be made by cheque, the cheque will be mailed to the address shown as the address of the Holder in the Register at the opening of business on the relevant Interest Record Date.

Principal of and interest (including Additional Interest, if any) on Global Notes shall be payable to the Common Depositary for the accounts of Euroclear and Clearstream, as applicable, in immediately available funds.

Principal of and interest (including Additional Interest, if any) on Physical Notes shall be made (a) upon application by a Noteholder to the Specified Office of the Paying and Conversion Agent no later than the fifteenth day before the due date for such payment and (provided that such payment (i) if principal, is made in full or (ii) if interest, constitutes interest payable on redemption) surrender (or in the case of part payment only, endorsement) of the relevant Note Certificates at the Specified Office of the Paying and Conversion Agent outside the United States by U.S. Dollar cheque drawn on, or by transfer to a U.S. Dollar account maintained by the payee with, a bank in New York City or (b) at the Specified Office, if any, of the Paying and Conversion Agent in New York City if (i)

UK/1309140/10	C-5	246135/70-40262323

the Issuer has appointed Paying and Conversion Agents outside the United States with the reasonable expectation that such Paying and Conversion Agents will be able to make payment of the full amount of the interest on the Notes in U.S. Dollars when due, (ii) payment of the full amount of such interest at the offices of all such Paying and Conversion Agents is illegal or effectively precluded by exchange controls or other similar restrictions and (iii) payment is permitted by applicable United States law.

3.	PAYING AGENT, REGISTRAR AND CONVERSION AGENT

Initially, The Bank of New York will act as Registrar, Transfer Agent and Paying and Conversion Agent for the Notes. Notice of any change in any of the Agents or in their respective Specified Offices shall promptly be given to the Noteholders. The Issuer or any Affiliate of the Issuer may, subject to certain limitations set forth in the Indenture, act as Paying and Conversion Agent, Transfer Agent or Registrar.

4.	INDENTURE, LIMITATIONS

This Note is one of a duly authorized issue of Notes of the Issuer designated as its 5.0% Convertible Senior Notes due 2012 (the “Notes”), issued under an Indenture, dated as of September 19, 2007 (as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, the “Indenture”), between the Issuer and The Bank of New York (the “Trustee”). The terms of this Note include those stated in the Indenture and those required by or made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”), as in effect on the date of the Indenture. This Note is subject to all such terms, and the Holder of this Note is referred to the Indenture and the TIA for a statement of them. In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control.

5.	SCHEDULED REDEMPTION

Unless previously redeemed, converted, or purchased and cancelled, the Notes will be redeemed at a price equal to 107.2% of its principal amount on the Maturity Date, subject as provided in Section 2.1 of the Indenture.

6.	REDEMPTION AT THE OPTION OF THE ISSUER

The Notes may be redeemed at the option of the Issuer in whole, but not in part, at 104% of their principal amount together with accrued but unpaid interest to the date fixed for redemption:

i.

at any time on or after July 13, 2010; provided that the Closing Market Price of the Shares on each of not less than 20 Exchange Business Days in any period of 30 consecutive Exchange Business Days ending not earlier than the seventh day prior to the date on which the relevant notice of redemption is given by the Issuer to the Noteholders shall have exceeded 130% of the Conversion Price in effect on such Exchange Business Day; or

ii.

at any time if prior to the date on which the relevant notice of redemption is given by the Issuer less than 10% in principal amount of the Notes originally issued (including any further notes consolidated and forming a single series with the Notes at such date) remain Outstanding.

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In order to exercise such option the Issuer shall give not less than 30 nor more than 60 days’ notice to the Trustee and the Noteholders (which notice shall be irrevocable and shall oblige the Issuer to redeem the Notes on the date for redemption specified in such notice). Such notice shall specify (i) the date when the relevant redemption will take place and (ii) the last day on which Conversion Rights may be exercised by a Noteholder. Should the Issuer redeem the Notes in accordance with this paragraph 6, the Issuer shall give notice to Noteholders in accordance with Section 12.2 of the Indenture.

7.	REDEMPTION FOR TAX REASONS

The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 45 nor more than 60 days’ notice to the Noteholders (which notice shall be irrevocable), at their principal amount, together with accrued but unpaid interest to the date fixed for redemption, if:

the Issuer has or will become obliged to pay additional amounts in excess of any payable on the Original Issue Date (the “Excess Additional Amounts”) as provided or referred to in Section 9.33 of the Indenture as a result of any change in, or amendment to, the laws or regulations of the United States or the Republic of Kazakhstan or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after July 13, 2007; and

iii.	such obligation cannot be avoided by the Issuer taking reasonable measures available to it;

provided, however, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts if a payment in respect of the Notes were then due.

Prior to the publication of any notice of redemption pursuant to this paragraph 7, the Issuer shall deliver to the Trustee:

an Officers’ Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred; and

iv.

an opinion, in form and substance satisfactory to the Trustee, of independent legal advisers of internationally recognized standing to the effect that the Issuer has or will become obliged to pay such additional amounts as a result of such change or amendment.

The Trustee shall be entitled to accept such certificate and opinion as sufficient evidence of the satisfaction of the circumstances set out in (a) and (b) above without need of further enquiry and such certification and opinion (in form and substance satisfactory to the Trustee) shall be conclusive and binding on the Noteholders.

Upon the expiry of any such notice as is referred to in this paragraph 7, the Issuer shall be bound to redeem the Notes in accordance with this paragraph 7.

UK/1309140/10	C-7	246135/70-40262323

Notwithstanding the above, a Noteholder may elect not to accept such redemption in accordance with this paragraph 7 by giving notice to the Specified Office of the Paying and Conversion Agent within 20 days from publication of the relevant notice by the Issuer. Such Noteholder will continue to receive payments on the Notes but will not be entitled to any Excess Additional Amounts.

8.	REDEMPTION AT THE OPTION OF NOTEHOLDERS

The Issuer shall, at the option of the Holder of any Note, redeem such Note:

(a)

in the event that the Initial Shelf Registration Statement has not been filed on or prior to the Filing Deadline Date, on any day following the Filing Deadline Date until, but excluding, the Shelf Registration Statement Filing Date (the “First Put Exercise Period”) at a price equal to 110% of its principal amount together with interest accrued but unpaid to such date; or

(b)

in the event that the Shelf Registration Statement Effective Date has not occurred, on any day following the one (1) year anniversary of the Original Issue Date (the “Anniversary”) until, but excluding, the earlier of the day that is 45 days after the Anniversary or the Shelf Registration Statement Effective Date (the “Second Put Exercise Period”) at a price equal to 110% of its principal amount together with interest accrued but unpaid to such date; or

(c)	on July 13, 2010 (the “Third Put Date”) at a price equal to 104% of its principal amount together with interest accrued but unpaid to such date.

In order to exercise the option contained in clauses (a) or (b) above, the Holder of a Note must, during the First Put Exercise Period or the Second Put Exercise Period, as applicable, deposit with the Paying and Conversion Agent such Note Certificate and a duly completed Put Option Notice.

In order to exercise the option contained in clause (c) above, the Holder of a Note must, not less than 30 nor more than 60 days before the relevant Put Settlement Date, deposit with the Paying and Conversion Agent a duly completed Put Option Notice and, in the case of a Put Option Notice relating to Notes evidenced by a Note Certificate, such Note Certificate.

The Paying and Conversion Agent with which a Note is so deposited shall deliver a duly completed receipt for such Note (a “Put Option Receipt”) to the depositing Noteholder. No Note, once deposited with a duly completed Put Option Notice in accordance with this paragraph 8, may be withdrawn; provided, however, that if, prior to the relevant Put Settlement Date, any such Note becomes immediately due and payable or, upon due presentation of any such Note on the relevant Put Settlement Date, payment of the redemption moneys is improperly withheld or refused, the Paying and Conversion Agent shall mail notification thereof to the depositing Noteholder at such address as may have been given by such Noteholder in the relevant Put Option Notice and shall hold such Note at its Specified Office for collection by the depositing Noteholder against surrender of the relevant Put Option Receipt. For so long as any Outstanding Note is held by the Paying and Conversion Agent in accordance with this paragraph 8, the depositor of such Note and not such Paying and Conversion Agent shall be deemed to be the Holder of such Note for all purposes. Should a Holder of any Note redeem such Note in accordance with this paragraph 8, the Issuer shall give notice to Noteholders in accordance with paragraph 8.

The Issuer shall give notice to the Noteholders as soon as practicable following such event of the Shelf Registration Statement Filing Date and the Shelf Registration Statement Effective Date, in

UK/1309140/10	C-8	246135/70-40262323

accordance with Section 12.2 of the Indenture and, in the absence of such notice, the Shelf Registration Statement Filing Date and the Shelf Registration Statement Effective Date shall be deemed not to have occurred for the purposes of this paragraph 8.

9.	REDEMPTION AT THE OPTION OF NOTEHOLDERS FOLLOWING A CHANGE OF CONTROL

The Issuer shall, at the option of the Holder of any Note, redeem such Note on the Change of Control Put Date at a price equal to its Applicable Rate together with accrued but unpaid interest to such date. In order to exercise the option contained in this paragraph 9, the Holder of a Note must, during the Put Option Period, deposit with the Paying and Conversion Agent a duly completed Put Option Notice and, in the case of a Put Option Notice relating to Notes evidenced by a Note Certificate, such Note Certificate. The Paying and Conversion Agent with which a Note is so deposited shall deliver a Put Option Receipt to the depositing Noteholder. No Note, once deposited with a duly completed Put Option Notice in accordance with this paragraph 9, may be withdrawn; provided, however, that if, prior to the Change of Control Put Date, any such Note becomes immediately due and payable or, upon due presentation of any such Note on the Change of Control Put Date, payment of the redemption moneys is improperly withheld or refused, the Paying and Conversion Agent shall mail notification thereof to the depositing Noteholder at such address as may have been given by such Noteholder in the relevant Put Option Notice and shall hold such Note at its Specified Office for collection by the depositing Noteholder against surrender of the relevant Put Option Receipt. For so long as any Outstanding Note is held by the Paying and Conversion Agent in accordance with this paragraph 9, the depositor of such Note and not such Paying and Conversion Agent shall be deemed to be the Holder of such Note for all purposes.

10.	CONVERSION

The Holder of each Note has the right to convert such Note into fully-paid Shares at any time during the Conversion Period.

The “Conversion Period” in respect of any Note shall be the period beginning on and including the first to occur of (X) the tenth New York Business Day following the Shelf Registration Statement Effective Date and (Y) July 13, 2008 and ending on and including the earlier to occur of:

(1)	the close of business (in the place where the Conversion Notice in respect of the Note is deposited) on June 28, 2012; and
(2)

if such Note shall have been called for redemption before the Maturity Date, the close of business (in the place where the Conversion Notice in respect of the Note is deposited) on the day which is 10 days before the date fixed for redemption thereof, provided, however, that:

(a)

if the Issuer shall default in making payment in full in respect of such Note on the date fixed for redemption thereof, the relevant Conversion Period shall continue up to and including the date upon which the full amount of the moneys payable in respect of such Note has been duly received by the Trustee or the Paying and Conversion Agent and notice of such receipt has been given to the Noteholders in accordance with Section 12.2 of the Indenture) or, if earlier, up to and including June 28, 2012; and

UK/1309140/10	C-9	246135/70-40262323

(b)

in any such case, if the last day of the Conversion Period would otherwise be a day which is not a Business Day in the place where the Conversion Notice in respect of the Note is deposited, the last day of the Conversion Period shall be the immediately preceding Business Day in such place.

In any event the Conversion Period shall end on the date of any notice from the Trustee declaring the Notes to be immediately due and payable pursuant to Article 4 of the Indenture.

Conversion Rights are not exercisable in respect of any Note deposited for redemption under Section 10.4 of the Indenture.

The number of Shares to be issued upon exercise of the Conversion Right attaching to any Note shall be determined by dividing the principal amount of the Note by the Conversion Price in effect on the Conversion Date.

The Conversion Price in effect on the Original Issue Date is U.S. $7.2094. The Conversion Price in effect on any subsequent date shall be the Conversion Price in effect on the Original Issue Date subject to any subsequent adjustment in accordance with the Indenture and the expression “Conversion Price” shall be construed accordingly. Notwithstanding any provision of the Indenture which permits or requires an adjustment of the Conversion Price, no adjustment of the Conversion Price shall be made that would reduce the adjusted Conversion Price to a price that is less than the Minimum Conversion Price. Any such adjustment will result in the Conversion Price being set at the Minimum Conversion Price.

Conversion Rights are not exercisable in respect of any specific Shares and no Shares have been or will be charged, placed in custody or otherwise set aside to secure or satisfy the obligations of the Issuer in respect of the Conversion Rights.

Fractions of a Share will not be issued on conversion. However, if more than one Note is to be converted at any one time by the same Noteholder such that the Shares to be issued upon conversion thereof are to be registered in the same name, the number of Shares which shall be issued upon conversion thereof shall be calculated on the basis of the aggregate principal amount of the Notes so to be converted. If a fraction of a Share would otherwise fall to be issued upon conversion, the Issuer shall make or procure that there is made, on or before the seventh London Business Day after the relevant Conversion Date, a cash payment equal to such fraction of the Current Market Price per Share as at the relevant Conversion Date by U.S. Dollar cheque drawn on, or by transfer to a U.S. Dollar account maintained by the payee with, a bank in New York City in accordance with instructions given in the relevant Conversion Notice.

To convert a Note, a Holder must follow the procedures set forth in the Indenture.

11.	DENOMINATIONS, TRANSFER, EXCHANGE

The Notes are in registered form, without coupons, in denominations of U.S. $100,000 or integral multiples thereof. A Holder may register the transfer of or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges that may be imposed in relation thereto by law or permitted by the Indenture.

12.	PERSONS DEEMED OWNERS

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The Issuer, the Trustee, the Paying and Conversion Agent and any agent of the Issuer, the Trustee or the Paying and Conversion Agent may treat the registered Holder of a Global Note as the absolute owner of such Global Note for the purpose of receiving payment thereof or on account thereof and for all other purposes whatsoever, whether or not such Note be overdue, and notwithstanding any notice of ownership or writing thereon, or any notice of previous loss or theft or other interest therein. The Issuer, the Trustee, the Paying and Conversion Agent and any agent of the Issuer, the Trustee or the Paying and Conversion Agent may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of and interest (including Additional Interest, if any) on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and notwithstanding any notice of ownership or writing thereon, or any notice of previous loss or theft or other interest therein.

13.	UNCLAIMED MONEY

The Trustee and the Paying and Conversion Agent shall pay to the Issuer any money held by them for the payment of principal or interest (including Additional Interest, if any) that remains unclaimed for two years after the date upon which such payment shall have become due. After payment to the Issuer, Holders entitled to the money must look to the Issuer for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of the Trustee and the Paying and Conversion Agent with respect to such money shall cease.

14.	AMENDMENT, SUPPLEMENT AND WAIVER

The Indenture or the Notes may be amended or supplemented, and non-compliance by the Issuer in any particular instance with any provision of the Indenture or the Notes may be waived, as provided in the Indenture

15.	DEFAULTS AND REMEDIES

The Events of Default with respect to the Notes are defined in Section 4.1(a) of the Indenture.

If an Event of Default occurs (other than as a result of certain events of bankruptcy, insolvency or reorganization of the Issuer), then the Trustee may and, if so requested in writing by Holders of at least one quarter of the aggregate principal amount of the Outstanding Notes or if so directed by an Extraordinary Resolution, shall, provided that it has been indemnified and/or secured to its satisfaction, give written notice to the Issuer declaring the Notes to be immediately due and payable, whereupon they shall become immediately due and payable at their principal amount together with accrued but unpaid interest (including Additional Interest, if any) without further action or formality, all as and to the extent provided in the Indenture.

If an Event of Default occurs as a result of certain events of bankruptcy, insolvency or reorganization of the Issuer, all unpaid principal of and accrued but unpaid interest (including Additional Interest, if any) on the Outstanding Notes shall become and be immediately due and payable, without any declaration or other act on the part of the Trustee or the Holders, all as and to the extent provided in the Indenture.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.

The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes.

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Subject to certain limitations, the Holders, either (a) through the written consent of not less than a majority in aggregate principal amount of the Outstanding Notes, or (b) by Extraordinary Resolution, shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests.

The Issuer is required to give notice in writing to the Trustee forthwith upon becoming aware of any Event of Default or Default under the Indenture or obligation of the Issuer to pay Additional Interest under the Registration Rights Agreement and, in each case, without waiting for the Trustee to take any further action.

16.	ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED NOTES

In addition to the rights provided to Holders under the Indenture, Holders of Restricted Notes shall have all the rights set forth in the Registration Rights Agreement, dated as of July 13, 2007 (the “Registration Rights Agreement”), between the Issuer and Bayerische Hypo- und Vereinsbank AG, including the right to receive Additional Interest.

17.	AUTHENTICATION

This Note shall not be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the other side of this Note.

18.	GOVERNING LAW

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer will furnish to any Holder, upon written request and without charge, a copy of the Indenture and/or the Registration Rights Agreement.

Requests may be made to the Issuer at the following address:

BMB Munai, Inc.

324 South 400 West, Suite 225

Salt Lake City, Utah 84101

United States of America

Fax: +1 801 355 2990

Attention: Adam Cook

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ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: ______________________________________

(Insert assignee’s legal name)

_________________________________________________________________________

(Insert assignee’s social security or tax I.D. no.)

_________________________________________________________________________

_________________________________________________________________________

(Print or type assignee’s name, address and postal code)

and irrevocably appoint ___________________________________________ as agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ____________________

Your Signature: _______________________________________________________________

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:_________________________________

*Participant in a recognized signature guarantee medallion program (or other signature guarantor acceptable to the Trustee).

UK/1309140/10	C-13	246135/70-40262323

FORM OF TRANSFER CERTIFICATE

Reference is made to the Indenture, dated as of September 19, 2007 (as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, the “Indenture”), between BMB Munai, Inc. and The Bank of New York (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with any transfer of this Note occurring prior to the end of the period referred to in Rule 144(k) under the Securities Act, the undersigned confirms that without utilizing any general solicitation or general advertising:

[Check One]

[ ] (a) this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Regulation S thereunder.

or

[ ] (b) this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If none of the foregoing boxes is checked, the Trustee or other Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless the conditions to any such transfer of registration set forth herein and in Sections 2.7, 2.8 and 2.9 of the Indenture shall have been satisfied; provided, however, that if box (a) is checked, by executing this form, the transferor is deemed to have certified that the transfer is being effected pursuant to and in accordance with Rules 904 and 905 under the Securities Act and, accordingly, (A) the transfer is not being made to a person in the United States and (1) at the time the buy order was originated, the transferee was outside the United States or such transferor and any Person acting on its behalf reasonably believed and believes that the transferee was outside the United States or (2) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States; (B) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act; (C) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and (D) if the proposed transfer is not being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person.

Dated: [	]

Signature of Transferor: _________________________________________________________

Signature Guarantee*:_________________________________

*Participant in a recognized signature guarantee medallion program (or other signature guarantor acceptable to the Trustee).

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UK/1309140/10	C-15	246135/70-40262323